EXHIBIT 5.1
[CLIFFORD CHANCE US LLP LETTERHEAD]
March 11, 2008
Corporate Property Associates 15 Incorporated
50 Rockefeller Plaza
New York, New York 10020
Dear Sirs:
We have acted as counsel to Corporate Property Associates 15 Incorporated (“CPA®:15”) in connection with a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Registration Statement”) relating to the offering from time to time by CPA®:15 of up to 15,000,000 shares of its common stock, par value $0.001 per share (“Common Stock”) pursuant to CPA®:15’s 2008 Amended and Restated Distribution Reinvestment and Stock Purchase Plan.
In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of CPA®:15 and public officials.
Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Common Stock has been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus for the offering of shares of Common Stock included in the Registration Statement, such shares of Common Stock will be legally issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/  Clifford Chance US LLP